Preliminary Pricing Supplement No. 7,365

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 1, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Contingent Income Auto-Callable Notes due May 3, 2035

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index.

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The notes do not provide for the regular payment of interest.

￭Contingent coupon. The notes will pay a contingent coupon but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no interest with respect to the related interest period.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any redemption determination date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity, investors will receive (in addition to the contingent coupon with respect to the final observation date, if payable) the stated principal amount at maturity.

￭The notes are for investors who are concerned about principal risk and who seek the repayment of principal and an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no coupons over the entire term of the notes. You will not participate in any appreciation of the underlier. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”)
Strike date:	April 30, 2025
Pricing date:	April 30, 2025
Original issue date:	May 5, 2025
Final observation date:	April 30, 2035, subject to postponement for non-trading days and certain market disruption events
Maturity date:	May 3, 2035
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $927.50 per note, or within $70.00 of that estimate. See “Estimated Value of the Notes” on page 6.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated February 7, 2025 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Terms continued from the previous page
Automatic early redemption:

The notes are not subject to automatic early redemption until the first redemption determination date. If, on any redemption determination date, the closing level of the underlier is greater than or equal to the call threshold level, the notes will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been automatically redeemed. The notes will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related redemption determination date.

Early redemption payment:	The stated principal amount plus the contingent coupon with respect to the related interest period.
Contingent coupon:

A contingent coupon at an annual rate of 9.50% to 10.50% will be paid on the notes on each coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. The actual contingent coupon will be determined on the pricing date.

If, on any observation date, the closing level of the underlier is less than the coupon barrier level, we will pay no coupon with respect to the applicable interest period.

Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if payable.

Coupon barrier level:	, which is 70% of the initial level
Call threshold level:	, which is 100% of the initial level
Redemption determination dates:

April 28, 2027, May 28, 2027, June 30, 2027, July 29, 2027, August 31, 2027, September 29, 2027, October 29, 2027, November 30, 2027, December 29, 2027, January 31, 2028, February 29, 2028, March 29, 2028, April 28, 2028, May 31, 2028, June 28, 2028, July 31, 2028, August 30, 2028, September 28, 2028, October 31, 2028, November 29, 2028, December 28, 2028, January 31, 2029, February 28, 2029, March 28, 2029, April 30, 2029, May 30, 2029, June 28, 2029, July 31, 2029, August 29, 2029, September 28, 2029, October 31, 2029, November 28, 2029, December 28, 2029, January 30, 2030, February 27, 2030, March 29, 2030, April 30, 2030, May 29, 2030, June 28, 2030, July 31, 2030, August 28, 2030, September 30, 2030, October 30, 2030, November 27, 2030, December 30, 2030, January 29, 2031, February 26, 2031, March 31, 2031, April 30, 2031, May 29, 2031, June 30, 2031, July 30, 2031, August 28, 2031, September 30, 2031, October 29, 2031, November 28, 2031, December 30, 2031, January 29, 2032, February 27, 2032, March 31, 2032, April 28, 2032, May 28, 2032, June 30, 2032, July 29, 2032, August 31, 2032, September 29, 2032, October 29, 2032, November 30, 2032, December 29, 2032, January 31, 2033, February 28, 2033, March 30, 2033, April 28, 2033, May 31, 2033, June 29, 2033, July 29, 2033, August 31, 2033, September 28, 2033, October 31, 2033, November 30, 2033, December 28, 2033, January 31, 2034, February 28, 2034, March 29, 2034, April 28, 2034, May 31, 2034, June 28, 2034, July 31, 2034, August 30, 2034, September 28, 2034, October 31, 2034, November 29, 2034, December 28, 2034, January 31, 2035, February 28, 2035 and March 29, 2035, subject to postponement for non-trading days and certain market disruption events.

First redemption determination date:	April 28, 2027. Under no circumstances will the notes be redeemed prior to the first redemption determination date.
Early redemption dates:

May 3, 2027, June 3, 2027, July 6, 2027, August 3, 2027, September 3, 2027, October 4, 2027, November 3, 2027, December 3, 2027, January 3, 2028, February 3, 2028, March 3, 2028, April 3, 2028, May 3, 2028, June 5, 2028, July 3, 2028, August 3, 2028, September 5, 2028, October 3, 2028, November 3, 2028, December 4, 2028, January 3, 2029, February 5, 2029, March 5, 2029, April 3, 2029, May 3, 2029, June 4, 2029, July 3, 2029, August 3, 2029, September 4, 2029, October 3, 2029, November 5, 2029, December 3, 2029, January 3, 2030, February 4, 2030, March 4, 2030, April 3, 2030, May 3, 2030, June 3, 2030, July 3, 2030, August 5, 2030, September 3, 2030, October 3, 2030, November 4, 2030, December 3, 2030, January 3, 2031, February 3, 2031, March 3, 2031, April 3, 2031, May 5, 2031, June 3, 2031, July 3, 2031, August 4, 2031, September 3, 2031, October 3, 2031, November 3, 2031, December 3, 2031, January 5, 2032, February 3, 2032, March 3, 2032, April 5, 2032, May 3, 2032, June 3, 2032, July 6, 2032, August 3, 2032, September 3, 2032, October 4, 2032, November 3, 2032, December 3, 2032, January 3, 2033, February 3, 2033, March 3, 2033, April 4, 2033, May 3, 2033, June 3, 2033, July 5, 2033, August 3, 2033, September 6, 2033, October 3, 2033, November 3, 2033, December 5, 2033, January 3, 2034, February 3, 2034, March 3, 2034, April 3, 2034, May 3, 2034, June 5, 2034, July 3, 2034, August 3, 2034, September 5, 2034, October 3, 2034, November 3, 2034, December 4, 2034, January 3, 2035, February 5, 2035, March 5, 2035 and April 3, 2035.

Observation dates:	As set forth under “Observation Dates and Coupon Payment Dates” below, subject to postponement for non-trading days and certain market disruption events
Coupon payment dates:	As set forth under “Observation Dates and Coupon Payment Dates” below. If any coupon payment date is not a business day, the coupon payment with respect to such date, if any, will be

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment, if any, with respect to the final observation date shall be made on the maturity date.

Initial level:	, which is the closing level of the underlier on the strike date
Final level:	The closing level of the underlier on the final observation date
Closing level:	“Closing level” and “adjustment factor” have the meanings set forth under “General Terms of the Notes—Some Definitions” in the accompanying product supplement.
CUSIP:	61778JKF6
ISIN:	US61778JKF65
Listing:	The notes will not be listed on any securities exchange.

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
May 29, 2025	June 3, 2025
June 30, 2025	July 3, 2025
July 30, 2025	August 3, 2025
August 28, 2025	September 3, 2025
September 30, 2025	October 3, 2025
October 29, 2025	November 3, 2025
November 28, 2025	December 3, 2025
December 30, 2025	January 3, 2026
January 29, 2026	February 3, 2026
February 26, 2026	March 3, 2026
March 31, 2026	April 3, 2026
April 29, 2026	May 3, 2026
May 29, 2026	June 3, 2026
June 30, 2026	July 3, 2026
July 29, 2026	August 3, 2026
August 31, 2026	September 3, 2026
September 30, 2026	October 3, 2026
October 29, 2026	November 3, 2026
November 30, 2026	December 3, 2026
December 29, 2026	January 3, 2027
January 29, 2027	February 3, 2027
February 26, 2027	March 3, 2027
March 31, 2027	April 3, 2027
April 28, 2027	May 3, 2027
May 28, 2027	June 3, 2027
June 30, 2027	July 3, 2027
July 29, 2027	August 3, 2027
August 31, 2027	September 3, 2027
September 29, 2027	October 3, 2027
October 29, 2027	November 3, 2027
November 30, 2027	December 3, 2027
December 29, 2027	January 3, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 29, 2028	April 3, 2028
April 28, 2028	May 3, 2028
May 31, 2028	June 3, 2028
June 28, 2028	July 3, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 3, 2028
September 28, 2028	October 3, 2028
October 31, 2028	November 3, 2028
November 29, 2028	December 3, 2028

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Observation Dates	Coupon Payment Dates
December 28, 2028	January 3, 2029
January 31, 2029	February 3, 2029
February 28, 2029	March 3, 2029
March 28, 2029	April 3, 2029
April 30, 2029	May 3, 2029
May 30, 2029	June 3, 2029
June 28, 2029	July 3, 2029
July 31, 2029	August 3, 2029
August 29, 2029	September 3, 2029
September 28, 2029	October 3, 2029
October 31, 2029	November 3, 2029
November 28, 2029	December 3, 2029
December 28, 2029	January 3, 2030
January 30, 2030	February 3, 2030
February 27, 2030	March 3, 2030
March 29, 2030	April 3, 2030
April 30, 2030	May 3, 2030
May 29, 2030	June 3, 2030
June 28, 2030	July 3, 2030
July 31, 2030	August 3, 2030
August 28, 2030	September 3, 2030
September 30, 2030	October 3, 2030
October 30, 2030	November 3, 2030
November 27, 2030	December 3, 2030
December 30, 2030	January 3, 2031
January 29, 2031	February 3, 2031
February 26, 2031	March 3, 2031
March 31, 2031	April 3, 2031
April 30, 2031	May 3, 2031
May 29, 2031	June 3, 2031
June 30, 2031	July 3, 2031
July 30, 2031	August 3, 2031
August 28, 2031	September 3, 2031
September 30, 2031	October 3, 2031
October 29, 2031	November 3, 2031
November 28, 2031	December 3, 2031
December 30, 2031	January 3, 2032
January 29, 2032	February 3, 2032
February 27, 2032	March 3, 2032
March 31, 2032	April 3, 2032
April 28, 2032	May 3, 2032
May 28, 2032	June 3, 2032
June 30, 2032	July 3, 2032
July 29, 2032	August 3, 2032
August 31, 2032	September 3, 2032
September 29, 2032	October 3, 2032
October 29, 2032	November 3, 2032
November 30, 2032	December 3, 2032
December 29, 2032	January 3, 2033
January 31, 2033	February 3, 2033
February 28, 2033	March 3, 2033
March 30, 2033	April 3, 2033
April 28, 2033	May 3, 2033
May 31, 2033	June 3, 2033
June 29, 2033	July 3, 2033

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Observation Dates	Coupon Payment Dates
July 29, 2033	August 3, 2033
August 31, 2033	September 3, 2033
September 28, 2033	October 3, 2033
October 31, 2033	November 3, 2033
November 30, 2033	December 3, 2033
December 28, 2033	January 3, 2034
January 31, 2034	February 3, 2034
February 28, 2034	March 3, 2034
March 29, 2034	April 3, 2034
April 28, 2034	May 3, 2034
May 31, 2034	June 3, 2034
June 28, 2034	July 3, 2034
July 31, 2034	August 3, 2034
August 30, 2034	September 3, 2034
September 28, 2034	October 3, 2034
October 31, 2034	November 3, 2034
November 29, 2034	December 3, 2034
December 28, 2034	January 3, 2035
January 31, 2035	February 3, 2035
February 28, 2035	March 3, 2035
March 29, 2035	April 3, 2035
April 30, 2035 (final observation date)	May 3, 2035 (maturity date)

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. Our estimate of the value of the notes as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to a redemption determination date, whether a contingent coupon is payable with respect to an observation date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each redemption determination date. Whether you receive a contingent coupon will be determined by reference to the closing level of the underlier on each observation date. The payment at maturity will be determined by reference to the closing level of the underlier on the final observation date. The actual initial level, call threshold level and coupon barrier level will be determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical coupon barrier level:	70.00, which is 70% of the hypothetical initial level
Hypothetical contingent coupon:

9.50% per annum (corresponding to approximately $7.917 per interest period per note). The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent coupon of $7.917 is used in these examples for ease of analysis.

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

How to determine whether the notes will be automatically redeemed with respect to a redemption determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Redemption Determination Date #1	65.00 (less than the call threshold level)	N/A
Hypothetical Redemption Determination Date #2	110.00 (greater than or equal to the call threshold level)

$1,000 + $7.917 (the stated principal amount + the contingent coupon with respect to the related interest period)

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed)” below.

On hypothetical redemption determination date #1, because the closing level of the underlier is less than the call threshold level, the notes are not automatically redeemed on the related early redemption date.

On hypothetical redemption determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the notes are automatically redeemed on the related early redemption date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period. No further payments are made on the notes once they have been automatically redeemed. Investors do not participate in the appreciation of the underlier.

If the closing level of the underlier is less than the call threshold level on each redemption determination date, the notes will not be automatically redeemed prior to maturity.

How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed):

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

	Closing Level of the Underlier	Payment per Note
Hypothetical Observation Date #1	90.00 (greater than or equal to the coupon barrier level)	$7.917
Hypothetical Observation Date #2	60.00 (less than the coupon barrier level)	$0

On hypothetical observation date #1, because the closing level of the underlier is greater than or equal to the coupon barrier level, the contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #2, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

If the closing level of the underlier is less than the coupon barrier level on each observation date, you will not receive any contingent coupons for the entire term of the notes.

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	130.00 (greater than or equal to the coupon barrier level)

$1,000 + $7.917 (the stated principal amount + the contingent coupon with respect to the final observation date)

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed)” above.

Example #2	65.00 (less than the coupon barrier level)	$1,000

In example #1, the final level is greater than or equal to the coupon barrier level. Therefore, investors receive at maturity the stated principal amount plus the contingent coupon with respect to the final observation date. Investors do not participate in the appreciation of the underlier.

In example #2, the final level is less than the coupon barrier level. Therefore, investors receive at maturity the stated principal amount. No contingent coupon will be paid with respect to the final observation date.

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not provide for the regular payment of interest. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent coupon on a coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no coupon with respect to the applicable interest period. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period. Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the related interest period based on the closing level of the underlier on the related observation date. As a result, you will not know whether you will receive the contingent coupon on a coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the closing level of the underlier on the observation dates, if the closing level of the underlier on any observation date is less than the coupon barrier level, you will receive no coupon with respect to the related interest period, even if the closing level of the underlier was greater than or equal to the coupon barrier level on other days during that interest period.

￭Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the strike date to the final observation date, and the return on the notes will be limited to the contingent coupons that are paid with respect to the observation dates on which the closing level of the underlier is greater than or equal to the coupon barrier level. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive few or no contingent coupons.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first redemption determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equity markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in the component securities of the underlier;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the coupon barrier level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the coupon barrier level on any observation date so that you will receive a contingent coupon with respect to the applicable interest period.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and,

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the notes prior to maturity. It is possible that the notes could be treated for U.S. federal income tax purposes as contingent payment debt instruments. If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in

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each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Risks Relating to the Underlier(s)

￭No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the underlier is based will be successful or that the underlier will outperform any alternative strategy that might be employed with respect to the futures contract. The underlier has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier. The level of the underlier will track the performance of an index from which no such decrement is deducted, and as a result, the underlier will underperform the tracked index in all cases. The level of the underlier may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the underlier will underperform the performance of an identical index without such a decrement feature.

￭The underlier is subject to risks associated with the use of significant leverage. At times, the underlier will use significant leverage in an effort to achieve its target volatility. When the underlier employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

￭The underlier may not be fully invested. The underlier is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the underlier’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the underlier’s exposure to the futures contract is less than 100%, the underlier will not be fully invested, and any uninvested portion will earn no return. The underlier may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlier is not fully invested.

￭The underlier was established on August 30, 2024 and therefore has very limited operating history. The performances of the underlier and some of the component data have been retrospectively simulated for the period from January 1, 2020 to August 29, 2024. As such, performance for periods prior to the establishment of the underlier has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlier has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlier prior to August 30, 2024 is hypothetical and back-tested, as the underlier did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlier with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlier rules would have caused the underlier to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlier might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlier will rise or fall. The actual future performance of the underlier may bear little relation to the historical or hypothetical back-tested levels of the underlier.

￭Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the notes. As the underlying index publisher for the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, S&P® Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of

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investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the notes.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the notes.

oLegal and regulatory changes could adversely affect the return on and value of the notes.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

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Historical Information

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Overview

Bloomberg Ticker Symbol: SPXF40D4

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index publisher with respect to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlier is subject to a 4.0% per annum daily decrement. For additional information about the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, see the information set forth under “Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index” below.

The inception date for the underlier was August 30, 2024. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to August 30, 2024. Such data must be considered illustrative only.

The closing level of the underlier on March 26, 2025 was 2,314.82. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2020* to March 26, 2025

*The red vertical line indicates August 30, 2024, which is the date on which the underlier was established. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

The notes should be treated as debt instruments for U.S. federal income tax purposes. Based on market conditions as of the pricing date, the notes could be treated for U.S. federal income tax purposes as (i) variable rate debt instruments (“VRDIs”) or (ii) contingent payment debt instruments (“CPDIs”), and the final pricing supplement will give further information on this issue.

If the notes are treated as VRDIs, as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Variable Rate Debt Instruments” in the accompanying product supplement, all stated interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting.

If the notes are treated as CPDIs, as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other

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affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Overview

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “SPXF40D4 Index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The SPXF40D4 Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices (“VWAPs”) of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the SPXF40D4 Index is subject to a 4.0% per annum daily decrement.

SPXF40D4 Index Strategy

The SPXF40D4 Index was developed to provide rules-based exposure to unfunded, rolling positions in the futures contract, with a maximum exposure to the futures contract of 400%.

E-mini S&P 500 Futures

E-mini S&P 500 Futures are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Chicago Mercantile Exchange (the “CME”), representing a contract unit of $50 multiplied by the level of the S&P 500® Index, measured in cents per index point.

E-mini S&P 500 Futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini S&P 500 Futures contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini S&P 500 Futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the futures contract is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month. For more information on the S&P 500® Index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

SPXF40D4 Index Closing Level Calculation

On any day on which the level of the index is calculated (an “index calculation day”), the closing level of the SPXF40D4 Index will equal the sum of the cumulative return of the futures contract from the previous index calculation day to the current index calculation day (the “cumulative futures contract return”) and the closing level of the SPXF40D4 Index on the previous index calculation day minus a 4.0% per annum daily decrement (see “Decrement Deduction”).

The cumulative futures contract return from day t-1 to day t is calculated using hourly, volume-weighted data as follows:

(1)The product of (a) the VWAP of the futures contract calculated using execution window #1 on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)The sum of the product of (a) the VWAP of the futures contract calculated using execution window i on day t minus the VWAP of the futures contract calculated for the prior execution window i-1 on day t and (b) the number of futures contract units as of the prior observation window i-1 with respect to each of execution windows #2-7.

At the end of each execution window on an index calculation day, the intraday index level is calculated as follows:

With respect to execution window i=1 on day t

The sum of:

(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)the closing level of the SPXF40D4 Index with respect to day t-1.

With respect to execution windows i=2 through i=6 on day t

The sum of:

(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1;

(2)the closing level of the SPXF40D4 Index with respect to day t-1; and

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(3)the sum of the product of (a) the VWAP of the futures contract calculated for execution window i minus the VWAP of the futures contract calculated for the prior execution window i-1 and (b) the number of futures contract units as of the prior observation window i-1 for each of the execution windows on day t from and including execution window #2 through and including execution window i.

With respect to execution window i=7 on day t

The intraday index level with respect to execution window #7 on day t will be equal to the closing level of the SPXF40D4 Index with respect to day t.

Volume-Weighted Average Price (“VWAP”)

The closing level of the SPXF40D4 Index is in part calculated based on VWAPs of the futures contract calculated during different windows of time on the relevant index calculation days. The VWAP for the futures contract over a specific observation window is calculated by taking the sum of the products of (i) the price of a trade and (ii) the volume of such trade for all trades that occur within such observation window, and then dividing such sum by the total volume of trades that occur within the applicable observation window.

VWAP Observation and Execution Windows

For a scheduled full trading day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	10:00:00 to 10:05:00	09:55:00 to 10:15:00
2	11:00:00 to 11:05:00	10:55:00 to 11:15:00
3	12:00:00 to 12:05:00	11:55:00 to 12:15:00
4	13:00:00 to 13:05:00	12:55:00 to 13:15:00
5	14:00:00 to 14:05:00	13:55:00 to 14:15:00
6	15:00:00 to 15:05:00	14:55:00 to 15:15:00
7	15:55:00 to 16:00:00	15:55:00 to 16:00:00

For a scheduled full early close day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	12:55:00 to 13:00:00	12:55:00 to 13:00:00

All windows described above are in Eastern Time.

For VWAP calculations, trades that occur at times greater than or equal to the start time in a window and before the end time of the window are considered to have occurred within such window.

Calculating the Number of Futures Contract Units

When calculating the cumulative futures contract return, the number of futures contract units in the relevant observation window is calculated based on whether or not such observation window occurs on a day that is five business days prior to the expiry date of the current futures contract (an “index futures contract roll date”).

If day is not an index futures contract roll date, then:

the number of futures contract units as of observation window on day will be equal to where,

= The weight determined on day at the final observation window

= The weight determined on day at observation window

If day is an index futures contract roll date, then:

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for each observation window on day , except for the final observation window that occurs on such day, the number of futures contract units will be calculated as if day were not an index futures contract roll date.

However, when day is an index futures contract roll date, the number of futures contract units with respect to the final observation will be calculated as follows:

where,

= The number of units of the rolling-out futures contract as of the final observation window N on day

= The VWAP of the rolling-out futures contract calculated using execution window N - 1 on day

= The VWAP of the rolling-out futures contract calculated using execution window N on day

= The VWAP of the rolling-in futures contract calculated using execution window N on day

The weight used to calculate the number of futures contract units in an observation window is based on the target volatility level for the SPXF40D4 Index and the realized volatility of the futures contract. There is a 35% cap on the change in weight from the weight used in the prior observation window, whether such change is positive or negative.

Decrement Deduction

The SPXF40D4 Index applies a 4.0% per annum daily decrement that will adversely affect the performance of the SPXF40D4 Index in all cases, regardless of whether the SPXF40D4 Index appreciates or depreciates. The decrement feature is applied so that 4.0% per annum is deducted daily from the closing level of the SPXF40D4 Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the SPXF40D4 Index will underperform the performance of an identical index without such a decrement feature.

Volatility Targeting

On a daily basis, the SPXF40D4 Index’s exposure to the futures contract is adjusted in an effort to seek a target volatility of 40%. If the volatility level of the SPXF40D4 Index is less than the target volatility of 40%, the SPXF40D4 Index will employ leveraged exposure of up to four times (meaning the SPXF40D4 Index can have up to 400% exposure to the futures contract) to seek to achieve the target volatility. Under no circumstances will the SPXF40D4 Index employ exposure of greater than 400% to the futures contract. If the volatility level of the SPXF40D4 Index is above 40%, the SPXF40D4 Index’s exposure to the futures contract will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Intraday Rebalancing

The SPXF40D4 Index is rebalanced on an intraday basis, meaning that it is rebalanced at the end of each execution window that occurs on an index calculation day. Certain market disruption events, such as an unscheduled full-day market closure, may affect the timing of a rebalancing so that such rebalancing instead occurs on the next business day on which all necessary data is available.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the SPXF40D4 Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Notes

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.